SOURCE: HUDSON VALLEY HOLDING CORP.

FOR IMMEDIATE RELEASE Hudson Valley Holding Corp. 21 Scarsdale Road Yonkers, NY 10707	CONTACT Stephen R. Brown President & CEO (914) 771-3073

HUDSON VALLEY HOLDING CORP. REPORTS FIRST QUARTER 2013
EARNINGS OF $3.7 MILLION

— Bank remains on pace to achieve 5% expense reduction target for full year 2013 —

— Credit quality continues to improve as the company executes plans for driving earnings growth through accelerated deployment of excess cash into a wider array of loan products for its niche commercial customers in metro New York —

— Board declares $0.06 quarterly cash dividend —

YONKERS, N.Y. – April 23, 2013 – Hudson Valley Holding Corp. (NYSE: HVB) reported first quarter 2013 financial results, including 18.8 percent growth in net income over the prior quarter to $3.7 million, or $0.18 per share.

The parent company of Hudson Valley Bank earned $3.1 million, or $0.16 per diluted share, in the fourth quarter of 2012 and $18.0 million, or $0.92 per diluted share, in the first quarter of 2012. Earnings for the three months ended March 31, 2012 were boosted by after-tax net gains of $9.4 million, or $0.48 per share, from loan sales successfully completed late in the first quarter of last year.

“Even as we’re pleased to report solid earnings and margin for the first quarter, we recognize that much work remains toward fully leveraging our exceptionally low funding costs and putting more of our abundant cash to work to drive earnings growth through increasingly diversified lending to our niche industry customer segments,” President and Chief Executive Officer Stephen R. Brown said. “We continue to take the necessary steps to ensure that we take full advantage of the potential within our marketplace, in order to enhance returns to our shareholders.”

Reflecting the surplus liquidity generated by last year’s loan sales and healthy ongoing cash flows generated by the bank’s loan and securities portfolios, cash averaged $778.9 million, or 27.2 percent of assets, in the first quarter of 2013. Excess cash awaiting deployment and the continued low interest rate environment continued to dampen the yield on interest-earning assets to 3.40 percent in the first quarter of 2013, compared to 3.50 percent in the fourth quarter of 2012. In the first quarter of 2012, when the bank’s liquidity was fully invested in interest-earning assets yielding 5.05 percent, cash averaged $139.3 million, or 5.3 percent of assets.

Continued improvement in the company’s historically low average cost of deposits to 20 basis points in the first quarter of 2013 from 21 basis points in the prior quarter and 28 basis points in the first quarter of 2012 helped mitigate the impact of lower earning asset yields on net interest margin.

Hudson Valley’s net interest margin was 3.18 percent in the first quarter of 2013, compared to 3.28 percent in the fourth quarter of 2012 and 4.75 percent in the first quarter of 2012. The company attributes about 73 basis points of the last five quarters’ net interest margin compression to the bank’s excess cash position and approximately 87 basis points to the interest rate environment over the same period. The company also expects the pace of margin compression to moderate in 2013, as compared to the year prior.

Net interest income totaled $21.2 million for the first quarter of 2013, compared to $22.4 million and $31.3 million in the linked and year-ago quarters, respectively.

Hudson Valley’s total non-interest income increased to $4.5 million in the first quarter of 2013, compared to $4.3 million in the linked quarter, primarily due to increased service charge revenue. Investment management fees declined to $1.9 million in the first quarter of 2013, compared to $2.2 million in the linked quarter and $2.4 million in the year-ago quarter on lower balances and continued volatility in equity markets. Non-interest income totaled $20.3 million in the first quarter of 2012, reflecting the net $15.5 million impact of loan-sale gains and securities-impairment losses during the first three months of last year.

Hudson Valley’s low-cost core deposit base remains a differentiating factor among industry peers. At March 31, 2013, core deposits, which exclude time deposits greater than $100,000, totaled $2.4 billion and represented 96 percent of total deposits. This compares to $2.4 billion and $2.3 billion at December 31, 2012 and March 31, 2012, respectively.

During the first quarter of 2013 Hudson Valley demonstrated meaningful progress toward achieving its target of non-interest expense reductions of approximately 5 percent for the 12 months of 2013, compared to 2012. Non-interest expense fell to $19.6 million for the first three months of 2013, down 4.8 percent from $20.6 million in the fourth quarter of 2012 and down 6.1 percent from $20.9 million in the first quarter of 2012. Excluding a charge of $1.3 million in last year’s first quarter related to previously disclosed legal and settlement costs, expenses for the first quarter of 2013 were flat to the prior year even after significant investment in talent and resources throughout 2012.

“We believe we have initiated or completed all the necessary steps for full implementation of expense reductions announced earlier this year, which are designed to achieve our 2013 target for non-interest expenses and improve operating leverage and efficiency in the quarters ahead,” Brown said.

Branch Network Optimization Proceeding as Planned

Last quarter the company detailed plans for focusing capital and investment on growing Hudson Valley Bank’s strong and successful New York market operations, fee-generating businesses and a more diversified array of loan products for small- and mid-sized businesses, professional services firms, not-for-profit organizations and select individuals in metropolitan New York.

These plans include optimizing the efficiency of its branch network, including the consolidation of Hudson Valley’s six Connecticut locations, representing less than three percent of its $2.5 billion in total deposits. The company is on track to exit Connecticut, with closure of those branches in the state by mid-2013, as planned. In addition, in New York, the company will consolidate its East Harlem and Rockledge South Yonkers locations into nearby branches by the middle of 2013, as previously disclosed. These consolidations had no material impact to first quarter deposit balances or expenses.

Company Continues to Execute on 2013 Balance Sheet Objectives

The company made progress toward its goal of expanding its investment securities portfolio by $100 million, growing balances by $28.5 million during the first quarter through purchases of agency and New York State-issued municipal securities. Recent purchases exhibit conservative interest rate and credit risk characteristics, with a total portfolio yield averaging 2.52 percent in the first quarter of 2013, with an average duration of just 2.5 years.

Hudson Valley continues to focus capital and investment on developing new middle market, small business and other business lending products to successfully grow and diversify its loan portfolio beyond its traditional strength in commercial real estate (CRE). The company remains committed to a prudent timeline for deployment of excess liquidity, without compromising credit quality, risk management or market strength. As previously announced, the bank is targeting total loan growth of about 10 percent in 2013, compared to the year prior, with total loan originations or purchases projected to exceed $200 million.

Gross loans totaled $1.42 billion at March 31, 2013, compared to $1.47 billion at December 31, 2012 and $1.64 billion at March 31, 2012. Of the $54.8 million linked-quarter decline, about $19 million represents payoffs and paydowns on problem credits as the company continues to actively facilitate resolutions, while another $31 million reflects paydowns due to residential refinancing activity.

During the quarter the company realigned certain executive responsibilities to enhance Hudson Valley’s ability to drive sales, marketing and relationship management objectives in its commercial and residential lending businesses. Along with strength in the lending pipeline, which stands at approximately $76 million, management believes these changes have positioned the company to accelerate lending growth and diversification within the metro New York area.

Portfolio Credit Quality Continues to Improve

Overall portfolio trends continue to reflect an uneven but generally improving credit environment across Hudson Valley’s niche commercial franchise in metropolitan New York. Hudson Valley’s total nonperforming assets (NPAs), including nonaccrual loans, nonaccrual loans held for sale, accruing loans delinquent over 90 days and other real estate owned (OREO), were $32.1 million at March 31, 2013, compared to $35.1 million at December 31, 2012 and $29.0 million at March 31, 2012. NPAs totaled 1.14 percent of total assets at March 31, 2013, compared to 1.21 percent at December 31, 2012 and 1.03 percent at March 31, 2012.

Reflecting generally improving credit trends, net charge-offs were $1.3 million for the first quarter of 2013, compared to $3.0 million and about $200,000 in the linked and year-ago quarters, respectively. As a percentage of average loans, annualized net charge-offs were 0.36 percent in the first quarter of 2013, compared to 0.82 percent in the fourth quarter of 2012 and 0.04 percent in the first quarter of 2012.

The bank’s provision for loan losses in the first quarter of 2013 was $0.8 million, compared to $1.5 million in the linked quarter and $1.4 million in the first quarter of 2012. The bank’s allowance for loan losses was $26.1 million at March 31, 2013, compared to $26.6 million at December 31, 2012 and $31.9 million at March 31, 2012. The allowance measured 1.84 percent, 1.81 percent, and 1.94 percent of total loans at each of those dates, respectively. At March 31, 2013, classified assets represented 36.2 percent of risk-based capital.

Quarterly Cash Dividend Declared

Hudson Valley’s board of directors declared a cash dividend of $0.06 per share, payable on May 17, 2013 to all common stock shareholders of record as of the close of business on May 6, 2013.

At March 31, 2013, Hudson Valley Holding Corp. posted a total risk-based capital ratio of 18.3 percent, a Tier 1 risk-based capital ratio of 17.1 percent, and a Tier 1 leverage ratio of 9.5 percent. Its Hudson Valley Bank subsidiary at March 31, 2013 posted a total risk-based capital ratio of 18.0 percent, a Tier 1 risk-based capital ratio of 16.8 percent, and a Tier 1 leverage ratio of 9.3 percent.

Non-GAAP Financial Disclosures and Reconciliation to GAAP

In addition to evaluating Hudson Valley Holding Corp’s results of operations in accordance with U.S. generally accepted accounting principles (“GAAP”), management routinely supplements this evaluation with an analysis of certain non-GAAP financial measures, such as the tangible equity ratio and tangible book value per share. Management believes these non-GAAP financial measures provide information useful to investors in understanding Hudson Valley Holding Corp’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks. Further, the tangible equity ratio and tangible book value per share are used by management to analyze the relative strength of Hudson Valley Holding Corp’s capital position.

In light of diversity in presentation among financial institutions, the methodologies used by Hudson Valley Holding Corp. for determining the non-GAAP financial measures discussed above may differ from those used by other financial institutions.

Conference Call

As previously announced, Hudson Valley will hold its quarterly conference call to review the company’s financial results on Wednesday, April 24, 2013 at 10:00 AM ET:

Domestic (toll free): 1-888-317-6016; International (toll): + 1-412-317-6016.

All participants should dial in at least ten minutes prior to the call and request the “HVB First Quarter Earnings Call.”

A replay of the call will be available one hour from the close of the conference through May 13, 2013 at 9:00 AM ET:

Domestic Toll Free: 1-877-344-7529 — Conference # 10027251; International Toll: + 1-412-317-0088- Conference # 10027251.

Participants will be required to state their name and company upon entering call.

The company webcast will be available live at 10:00 AM ET, and archived after the call through its website at www.hudsonvalleybank.com.

About Hudson Valley Holding Corp.
Through its Hudson Valley Bank subsidiary, Hudson Valley Holding Corp. (NYSE: HVB) serves small- and mid-sized businesses, professional services firms, not-for-profit organizations and select individuals in metropolitan New York. Headquartered in Yonkers, N.Y., the company provides a full range of banking, trust and investment management services to niche commercial customers and their principals throughout Westchester and Rockland counties, the Bronx, Brooklyn and Manhattan. Hudson Valley is the largest bank headquartered in Westchester County, with $2.8 billion in assets, $2.5 billion in deposits and 36 branches at March 31, 2013. Its common stock is traded on the New York Stock Exchange and is a Russell 3000® Index component. More information is available at www.hudsonvalleybank.com.

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Hudson Valley Holding Corp. (“Hudson Valley”) has made in this press release various forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to earnings, credit quality and other financial and business matters for periods subsequent to March 31, 2013. These statements may be identified by such forward-looking terminology as “expect”, “may”, “will”, “anticipate”, “continue”, “believe” or similar statements or variations of such terms. Hudson Valley cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and that statements relating to subsequent periods increasingly are subject to greater uncertainty because of the increased likelihood of changes in underlying factors and assumptions. Actual results could differ materially from forward-looking statements.

Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, in addition to those risk factors disclosed in the Hudson Valley’s Annual Report on Form 10-K for the year ended December 31, 2012 include, but are not limited to:

•	our ability to comply with the formal agreement entered into with the Office of the Comptroller of the Currency (the “OCC”) and any additional restrictions placed on us as a result of future regulatory exams or changes in regulatory policy implemented by the OCC or other bank regulators;

•	the OCC and other bank regulators may require us to further modify or change our mix of assets, including our concentration in certain types of loans, or require us to take further remedial actions;

•	the results of the investigation of A.R. Schmeidler & Co., Inc. by the Securities and Exchange Commission (the “SEC”) and the Department of Labor (the “DOL”) and the possibility that our management’s attention will be diverted to the SEC and DOL investigations and settlement discussions and we will incur further costs and legal expenses;

•	the adverse effects on the business of A.R. Schmeidler & Co., Inc. and our trust department arising from a settlement with the SEC and DOL investigations;

•	our inability to pay quarterly cash dividends to shareholders in light of our earnings, the current and future economic environment, Federal Reserve Board guidance, our Bank’s capital plan and other regulatory requirements applicable to Hudson Valley or Hudson Valley Bank;

•	the possibility that we may need to raise additional capital in the future and our ability to raise such capital on terms that are favorable to us;

•	further increases in our non-performing loans and allowance for loan losses;

•	ineffectiveness in managing our commercial real estate portfolio;

•	lower than expected future performance of our investment portfolio;

•	a lack of opportunities for growth, plans for expansion (including opening new branches) and increased or unexpected competition in attracting and retaining customers;

•	continued poor economic conditions generally and in our market area in particular, which may adversely affect the ability of borrowers to repay their loans and the value of real property or other property held as collateral for such loans;

•	lower than expected demand for our products and services;

•	possible impairment of our goodwill and other intangible assets;

•	our inability to manage interest rate risk;

•	increased expense and burdens resulting from the regulatory environment in which we operate and our inability to comply with existing and future regulatory requirements;

•	our inability to maintain regulatory capital above the minimum levels Hudson Valley Bank has set as its minimum capital levels in its capital plan provided to the OCC, or such higher capital levels as may be required;

•	proposed legislative and regulatory action may adversely affect us and the financial services industry;

•	future increased Federal Deposit Insurance Corporation, or FDIC, special assessments or changes to regular assessments; and

•	potential liabilities under federal and state environmental laws.

We assume no obligation for updating any such forward-looking statements at any given time.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the three months ended March 31, 2013 and 2012
Dollars in thousands, except per share amounts

	Three Months Ended
	March 31
	2013	2012
Interest Income:
Loans, including fees	$19,259	$28,915
Securities:
Taxable	2,195	3,313
Exempt from Federal income taxes	768	986
Federal funds sold	11	8
Deposits in banks	448	56
Total interest income	22,681	33,278

Interest Expense:
Deposits	1,247	1,750
Securities sold under repurchase agreements and other short-term borrowings	9	51
Other borrowings	179	181
Total interest expense	1,435	1,982

Net Interest Income	21,246	31,296
Provision for loan losses	772	1,359
Net interest income after provision for loan losses	20,474	29,937

Non Interest Income:
Service charges	1,739	1,867
Investment advisory fees	1,933	2,398
Other-than-temporary impairment loss:
Total impairment loss	—	(500)
Loss recognized in comprehensive income	—	22
Net impairment loss recognized in earnings	—	(478)
Gains on sales and revaluation of loans held for sale and other real estate owned, net	17	15,935
Other income	828	632
Total non interest income	4,517	20,354

Non Interest Expense:
Salaries and employee benefits	11,282	10,818
Occupancy	2,109	2,232
Professional services	1,505	1,867
Equipment	1,056	1,068
Business development	452	517
FDIC assessment	944	628
Other operating expenses	2,263	3,746
Total non interest expense	19,611	20,876

Income Before Income Taxes	5,380	29,415
Income Taxes	1,729	11,402
Net Income	$3,651	$18,013

Basic Earnings Per Common Share	$0.18	$0.92
Diluted Earnings Per Common Share	$0.18	$0.92

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
March 31, 2013 and December 31, 2012
Dollars in thousands, except per share and share amounts

	Mar 31	Dec 31
	2013	2012
ASSETS
Cash and non interest earning due from banks	$26,427	$57,836
Interest earning deposits in banks	765,815	769,687

Total cash and cash equivalents	792,242	827,523
Federal funds sold	28,410	19,251
Securities available for sale, at estimated fair value (amortized cost of $474,671 in
2013 and $444,243 in 2012)	474,151	445,070
Securities held to maturity, at amortized cost (estimated fair value of $10,164 in
2013 and $10,825 in 2012)	9,641	10,225
Federal Home Loan Bank of New York (FHLB) stock	4,826	4,826
Loans (net of allowance for loan losses of $26,088 in 2013 and $26,612 in 2012)	1,386,694	1,440,760
Loans held for sale	2,286	2,317
Accrued interest and other receivables	14,727	24,826
Premises and equipment, net	23,416	23,996
Other real estate owned	—	250
Deferred income tax, net	19,853	19,263
Bank owned life insurance	39,804	39,257
Goodwill	23,842	23,842
Other intangible assets	855	903
Other assets	8,062	8,937
TOTAL ASSETS	$2,828,809	$2,891,246

LIABILITIES
Deposits:
Non interest bearing	$986,853	$1,035,847
Interest bearing	1,477,344	1,484,114
Total deposits	2,464,197	2,519,961
Securities sold under repurchase agreements and other short-term borrowings	29,169	34,624
Other borrowings	16,418	16,428
Accrued interest and other liabilities	26,130	29,262
TOTAL LIABILITIES	2,535,914	2,600,275

STOCKHOLDERS’ EQUITY
Preferred Stock, $0.01 par value; authorized 15,000,000 shares; no shares
outstanding in 2013 and 2012, respectively	—	—
Common stock, $0.20 par value; authorized 25,000,000 shares: outstanding
19,880,657 and 19,761,426 shares in 2013 and 2012, respectively	4,236	4,212
Additional paid-in capital	348,818	348,643
Retained earnings (deficit)	(1,006)	(3,471)
Accumulated other comprehensive loss	(1,589)	(849)
Treasury stock, at cost; 1,299,414 shares in 2013 and 2012	(57,564)	(57,564)
TOTAL STOCKHOLDERS’ EQUITY	292,895	290,971

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,828,809	$2,891,246

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Average Balances and Interest Rates
For the three months ended March 31, 2013 and 2012

The following table sets forth the average balances of interest earning assets and interest bearing liabilities for the periods indicated, as well as total interest and corresponding yields and rates.
	Three Months Ended March 31,
		2013			2012
	-			-		-
(Unaudited)	Average		Yield/	Average		Yield/
	Balance	Interest (3)	Rate	Balance	Interest (3)	Rate

ASSETS
Interest earning assets:
Deposits in Banks	$753,296	$448	0.24%	$122,635	$56	0.18%
Federal funds sold	25,562	11	0.17%	16,636	8	0.19%
Securities: (1)
Taxable	385,790	2,195	2.28%	394,994	3,313	3.35%
Exempt from federal income taxes	83,889	1,182	5.64%	100,659	1,517	6.03%
Loans, net (2)	1,422,132	19,259	5.42%	1,997,391	28,915	5.79%
Total interest earning assets	2,670,669	23,095	3.46%	2,632,315	33,809	5.14%

Non interest earning assets:
Cash & due from banks	52,252			49,420
Other assets	136,630			159,252
Total non interest earning assets	188,882			208,672

Total assets	$2,859,551			$2,840,987

LIABILITIES AND STOCKHOLDERS’ EQUITY
Interest bearing liabilities:
Deposits:
Money market	$861,737	$841	0.39%	$982,858	$1,239	0.50%
Savings	130,327	92	0.28%	115,795	113	0.39%
Time	129,011	163	0.51%	144,942	254	0.70%
Checking with interest	367,671	151	0.16%	300,673	144	0.19%
Securities sold under repo & other s/t borrowings	29,945	9	0.12%	53,584	51	0.38%
Other borrowings	16,422	179	4.36%	16,460	181	4.40%
Total interest bearing liabilities	1,535,113	1,435	0.37%	1,614,312	1,982	0.49%

Non interest bearing liabilities:
Demand deposits	1,004,275			921,891
Other liabilities	29,266			25,198
Total non interest bearing liabilities	1,033,541			947,089

Stockholders’ equity (1)	290,897			279,586
Total liabilities and stockholders’ equity	$2,859,551			$2,840,987

Net interest earnings		$21,660			$31,827
Net yield on interest earning assets			3.24%			4.84%
—
(1) Excludes unrealized gains (losses) on securities available for sale. Management believes that this presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies, which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. Effects of these adjustments are presented in the table below.

(2) Includes loans classified as non-accrual and loans held-for-sale.
(3) The data contained in the table has been adjusted to a tax equivalent basis, based on the Company’s federal statutory rate of 35 percent. Management believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules. Effects of these adjustments are presented in the table below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Financial Highlights
First Quarter 2013
(Dollars in thousands, except per share amounts)

	3 mos end	3 mos end
	Mar 31	Mar 31
	2013	2012

Earnings:
Net Interest Income	$21,246	$31,296
Non Interest Income	$4,517	$20,354
Non Interest Expense	$19,611	$20,876
Net Income	$3,651	$18,013
Net Interest Margin	3.18%	4.75%
Net Interest Margin (FTE) (1)	3.24%	4.84%

Diluted Earnings Per Share	$0.18	$0.92
Dividends Per Share	$0.06	$0.18
Return on Average Equity	5.02%	25.51%
Return on Average Assets	0.51%	2.53%

Average Balances:
Average Assets	$2,859,443	$2,845,223
Average Net Loans	$1,422,132	$1,997,391
Average Investments	$469,679	$495,653
Average Interest Earning Assets	$2,670,561	$2,636,551
Average Deposits	$2,493,021	$2,466,159
Average Borrowings	$46,367	$70,044
Average Interest Bearing Liabilities	$1,535,113	$1,614,312
Average Stockholders’ Equity	$290,950	$282,459

Asset Quality — During Period:
Provision for Loan Losses	$772	$1,359
Net Charge-offs	$1,296	$187
Annualized Net Charge-offs/Avg Net Loans	0.36%	0.04%

(1) See Non-GAAP financial measures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Balance Sheet Data
First Quarter 2013
(Dollars in thousands except per share amounts)

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2013	2012	2012	2012	2012

Period End Balances:
Total Assets	$2,828,809	$2,891,246	$2,929,042	$2,816,244	$2,805,276
Total Investments	$483,792	$455,295	$458,355	$467,623	$460,188
Net Loans	$1,386,694	$1,440,760	$1,476,814	$1,523,833	$1,609,199
Goodwill and Other Intangible Assets	$24,697	$24,745	$24,932	$25,119	$25,306
Total Deposits	$2,464,197	$2,519,961	$2,548,610	$2,439,848	$2,423,901
Total Stockholders’ Equity	$292,895	$290,971	$292,900	$292,599	$290,884
Tangible Common Equity (1)	$268,198	$266,226	$267,968	$267,480	$265,578
Common Shares Outstanding	19,880,657	19,761,426	19,638,090	19,633,977	19,629,981
Book Value Per Share	$14.73	$14.72	$14.91	$14.90	$14.82
Tangible Book Value Per Share (1)	$13.49	$13.47	$13.65	$13.62	$13.53
Tangible Common Equity Ratio — HVHC (1)	9.6%	9.3%	9.2%	9.6%	9.6%

Tier 1 Leverage Ratio — HVHC	9.5%	9.3%	9.4%	9.6%	9.4%
Tier 1 Risk Based Capital Ratio — HVHC	17.1%	16.5%	16.1%	15.8%	15.0%
Total Risk Based Capital Ratio — HVHC	18.3%	17.7%	17.4%	17.0%	16.3%
Tier 1 Leverage Ratio — HVB	9.3%	9.2%	9.2%	9.5%	9.1%
Tier 1 Risk Based Capital Ratio — HVB	16.8%	16.2%	15.9%	15.6%	14.6%
Total Risk Based Capital Ratio — HVB	18.0%	17.4%	17.2%	16.8%	15.8%

Gross Loans (excluding Loans Held-For-Sale):
Commercial Real Estate	$576,409	$550,786	$583,653	$633,581	$705,603
Construction	70,212	74,727	91,241	96,211	106,698
Residential Multi-Family	195,016	196,199	209,192	212,655	225,428
Residential Other	294,798	325,774	322,841	346,489	343,044
Commercial and Industrial	249,794	288,809	266,118	231,140	222,485
Individuals	17,696	21,725	22,270	21,495	28,316
Lease Financing	11,043	11,763	12,373	14,015	13,187
Total Loans	$1,414,968	$1,469,783	$1,507,688	$1,555,586	$1,644,761

Asset Quality — Period End:
Allowance for Loan Losses	$26,088	$26,612	$28,107	$28,733	$31,856
Loans 31-89 Days Past Due Accruing	$19,323	$12,630	$7,557	$5,436	$10,250
Loans 90 Days or More Past Due Accruing (90 PD)	$0	$0	$0	$0	$0
Nonaccrual Loans (NAL)	$32,140	$34,808	$42,305	$39,304	$27,859
Other Real Estate Owned (OREO)	$0	$250	$250	$250	$1,174
Nonperforming Loans Held For Sale (HFS)	$0	$0	$0	$0	$0
Nonperforming Assets (90 PD+NAL+OREO+HFS)	$32,140	$35,058	$42,555	$39,554	$29,033
Allowance / Total Loans	1.84%	1.81%	1.86%	1.85%	1.94%
NAL / Total Loans	2.27%	2.37%	2.81%	2.53%	1.69%
NAL + 90 PD / Total Loans	2.27%	2.37%	2.81%	2.53%	1.69%
NAL + 90 PD + OREO / Total Assets	1.14%	1.21%	1.45%	1.40%	1.03%
Nonperforming Assets / Total Assets	1.14%	1.21%	1.45%	1.40%	1.03%

(1) See Non-GAAP financial disclosures and reconciliation to GAAP below.

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Selected Income Statement Data
First Quarter 2013
(Dollars in thousands except per share amounts)

	3 mos end	3 mos end	3 mos end	3 mos end	3 mos end
	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2013	2012	2012	2012	2012

Interest Income	$22,681	$23,945	$25,709	$27,120	$33,278
Interest Expense	1,435	1,535	1,594	1,612	1,982
Net Interest Income	21,246	22,410	24,115	25,508	31,296
Provision for Loan Losses	772	1,531	3,723	1,894	1,359
Non Interest Income	4,517	4,346	4,353	4,789	20,354
Non Interest Expense	19,611	20,593	20,035	21,034	20,876
Income Before Income Taxes	5,380	4,632	4,710	7,369	29,415
Income Taxes	1,729	1,559	1,576	2,408	11,402
Net Income	$3,651	$3,073	$3,134	$4,961	$18,013

Diluted Earnings per share	$0.18	$0.16	$0.16	$0.25	$0.92

Net Interest Margin	3.18%	3.28%	3.60%	3.93%	4.75%

Average Cost of Deposits (1)	0.20%	0.21%	0.22%	0.23%	0.28%

(1) Includes noninterest bearing deposits

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation to GAAP
(Dollars in thousands except per share amounts)

	Three Months Ended
	March 31
	2013	2012
Total interest earning assets:
As reported	$2,670,561	$2,636,551
Unrealized (loss) gain on securities
available-for-sale (a)	(108)	4,236

Adjusted total interest earning assets (1)	$2,670,669	$2,632,315

Net interest earnings:
As reported	$21,246	$31,296
Adjustment to tax equivalency basis (b)	414	531

Adjusted net interest earnings (1)	$21,660	$31,827

Net yield on interest earning assets:
As reported	3.18%	4.75%
Effects of (a) and (b) above	0.06%	0.09%

Adjusted net yield on interest earning assets (1)	3.24%	4.84%

Average stockholders’ equity:
As reported	$290,950	$282,459
Effects of (a) and (b) above	53	2,873

Adjusted average stockholders’ equity (1)	$290,897	$279,586

Interest income:
As reported	$22,681	$33,278
Adjustment to tax equivalency basis (b)	414	531

Adjusted interest income (1)	$23,095	$33,809

Gross yield on interest earning assets:
As reported	3.40%	5.05%
Effects of (a) and (b) above	0.06%	0.09%

Adjusted gross yield on interest earning assets (1)	3.46%	5.14%

HUDSON VALLEY HOLDING CORP. AND SUBSIDIARIES
Non-GAAP Financial Measures and Reconciliation to GAAP - (Continued)
(Dollars in thousands except per share amounts)

	Mar 31	Dec 31	Sep 30	Jun 30	Mar 31
	2013	2012	2012	2012	2012
-

Tangible Equity Ratio:
Total Stockholders’ Equity:
As reported	$292,895	$290,971	$292,900	$292,599	$290,884
Less: Goodwill and other intangible assets	24,697	24,745	24,932	25,119	25,306
Tangible stockholders’ equity	$268,198	$266,226	$267,968	$267,480	$265,578

Total Assets:
As reported	$2,828,809	$2,891,246	$2,929,042	$2,816,244	$2,805,276
Less: Goodwill and other intangible assets	24,697	24,745	24,932	25,119	25,306
Tangible Assets	$2,804,112	$2,866,501	$2,904,110	$2,791,125	$2,779,970

Tangible equity ratio (2)	9.6%	9.3%	9.2%	9.6%	9.6%

Tangible Book Value Per Share:
Tangible stockholders’ equity	$268,198	$266,226	$267,968	$267,480	$265,578
Common shares outstanding	19,880,657	19,761,426	19,638,090	19,633,977	19,629,981
Tangible book value per share (2)	$13.49	$13.47	$13.65	$13.62	$13.53

(1) Adjusted total interest earning assets, net interest earnings, net yield on interest earning assets and average stockholders’ equity exclude the effects of unrealized net gains and losses on securities available for sale. These are non-GAAP financial measures. Management believes that this alternate presentation more closely reflects actual performance, as it is more consistent with the Company’s stated asset/liability management strategies which have not resulted in significant realization of temporary market gains or losses on securities available for sale which were primarily related to changes in interest rates. As noted in the Company’s 2013 Proxy Statement, net income as a percentage of adjusted average stockholders’ equity is one of several factors utilized by management to determine total compensation.

(2) Tangible equity ratio and tangible book value for share are non-GAAP financial measurements. Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s underlying operating performance and trends, and facilitates comparisons with the performance of other banks and are used by management to analyze the relative strength of the Company’s capital position.